Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Announces Second Quarter 2015 Results

Achieved Positive 30-Day Results for Clinical Trial for Pantheris™

Expanded Installed base of Company’s Lumivascular Platform

Redwood City, California, July 28, 2015 — Avinger, Inc., (NASDAQ: AVGR) a developer and manufacturer of image-guided, catheter-based systems for the treatment of peripheral arterial disease (PAD) and pioneer of the lumivascular approach to treating vascular disease, today reported results for the second quarter ended June 30, 2015.

Recent Highlights

•                  Surpassed primary efficacy endpoint performance goal in 30-day data from VISION Trial. Results demonstrated that following Pantheris treatment alone, residual stenosis of less than or equal to 50% was achieved in 96% of lesions

•                  Received CE Mark for Pantheris image-guided atherectomy device

•                  Added six new lumivascular accounts in the second quarter, expanding the installed base of the Company’s lumivascular platform to 69 accounts

•                  Grew revenues by 46% compared to the first quarter of 2015

•                  Added three sales representatives in the second quarter, increasing the Company’s sales force to 38 sales professionals

“I am pleased with the progress we’ve made in the first half of 2015 on the objectives we set for the year. We are on track to complete six-month follow-up data analysis in our VISION Trial to support a 510(k) submission for Pantheris in the second half of this year. We have also made meaningful progress towards building the infrastructure to support a broad-scale commercial launch of Pantheris in the first half of 2016,” said Jeff Soinski, President and Chief Executive Officer. “During the second quarter, we saw a positive impact on our top line compared to the first quarter as we accelerated growth of our installed base of productive lumivascular accounts and increased utilization of our currently available Ocelot family of catheters, which gives physicians experience with our lumivascular system and extends awareness of the benefits of the platform.”

Dr. John B. Simpson, Avinger’s Founder and Executive Chairman, stated, “I have to say these are genuinely exciting times to be at Avinger and witness and participate in the progress made toward the completion of the VISION Trial. Based on the completed 30-day data and evolving six-month data, I believe we will exceed all of our clinical endpoints and are excited to be in a position to file our 510(k) application for Pantheris later this year. I am equally pleased with the early, very positive feedback we are hearing from physicians who have used the Pantheris device to treat the PAD patients in the VISION Trial. Most recently, the addition of CE Mark labeling for Pantheris now gives us the opportunity to gain additional clinical experience with European investigators prior to Pantheris commercial launch in the U.S.”

Second Quarter Financial Results

Total revenue was $3.0 million for the second quarter ended June 30, 2015, a 46% increase from the first quarter of 2015 and a 10% decrease compared to the second quarter of 2014. Lightbox™ imaging console sales were $1.4 million, a 126% increase from the first quarter of 2015 and an 11% increase compared to the second quarter of 2014. Revenues from disposable devices were $1.6 million, a 13% increase from the first quarter of 2015 and a 22% decrease compared to the second quarter of 2014. The revenue results reflect the Company’s continued focus on driving utilization of its currently available lumivascular products and expanding the installed base of lumivascular accounts in anticipation of Pantheris commercial availability in 2016.

Gross margin for the second quarter of 2015 was 46%, up from 42% in the comparable quarter in 2014. This increase was primarily attributable to improvements in operational efficiency and the increasing proportion of revenue coming from the Company’s lumivascular products.

Operating expenses for the second quarter of 2015 were $10.5 million, compared to $6.9 million in the second quarter of 2014. This growth was primarily attributable to Pantheris development expenses, expansion of the Company’s commercial organization and increased expenses associated with operating as a publicly-traded company.

Loss from operations for the second quarter of 2015 was $9.1 million, compared to $5.5 million for the second quarter of 2014. Net loss attributable to common stockholders for the second quarter of 2015 was $10.2 million, compared to $7.1 million in the second quarter of 2014.

Adjusted EBITDA, a non-GAAP measure, was a loss of $7.5 million for the second quarter of 2015, compared to a $5.0 million loss for the second quarter of 2014.

Cash and cash equivalents totaled $60.7 million as of June 30, 2015 compared to $12.3 million as of December 31, 2014.

2015 Outlook

The Company confirmed its guidance of total revenue for 2015 to be in the range of $12 million to $14 million, representing year-over-year growth ranging from 7% to 25%.

Adjusted EBITDA for 2015 is projected to be a loss of $31 million to $33 million, representing an increase of 35% to 44% over 2014, as the Company invests in the development of its lumivascular platform and expansion of its commercial infrastructure.

Conference Call

Avinger will hold a conference call today, July 28, at 1:30pm PT/4:30pm ET to discuss its second quarter results. Individuals may listen to the call by dialing (855) 638-4817 for domestic callers or (262) 912-6051 for international callers, referencing Conference ID: 85021951. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning July 28, 2015 at 4:30pm PT/7:30pm ET through midnight on July 29, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 22969327. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral arterial disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the arms and legs. The Company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its lumivascular platform, the only intravascular image-guided system available in this market. Avinger’s current lumivascular products include the Lightbox™ imaging console and Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs. The Company is also developing Pantheris™, an image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. Pantheris is currently undergoing a U.S. clinical trial intended to support a 510(k) submission to the FDA in the second half of 2015. For more information, please visit the Company’s website at www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the market opportunity for our products, guidance on future financial performance, progress towards achieving clinical endpoints and planned regulatory and commercialization activities.  Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris, which has not been approved and may not be approved; the outcome of clinical trial results including our VISION Trial; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” in our Form 10-Q filing made with the Securities and Exchange Commission on May 13, 2015. These forward-looking statements speak only as of the date hereof. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in “Reconciliation of GAAP to Non-GAAP Financial Information” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Leigh Salvo

(415) 513-1281

Email: ir@avinger.com

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$60,697	$12,316
Accounts receivable, net	1,651	2,068
Inventories	3,759	3,991
Prepaid expenses and other current assets	1,117	562
Total current assets	67,224	18,937

Property and equipment, net	2,226	2,608
Other assets	1,114	3,235
Total assets	$70,564	$24,780

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$998	$1,013
Accrued compensation	2,127	1,147
Accrued expenses and other current liabilities	3,659	4,850
Borrowings	5,618	1,873
Total current liabilities	12,402	8,883

Borrowings, net of current portion	14,887	18,537
Convertible notes and accrued interest	9,489	8,643
Other long-term liablities	154	325
Total liabilities	36,932	36,388

Convertible preferred stock	—	132,260
Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	12	—
Additional paid-in capital	203,174	2,665
Accumulated deficit	(169,554)	(146,533)
Total stockholders’ equity (deficit)	33,632	(143,868)
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$70,564	$24,780

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$3,047	$3,389	$5,135	$5,508
Cost of revenues	1,634	1,968	2,922	3,470
Gross profit	1,413	1,421	2,213	2,038

Operating expenses:
Research and development	3,951	2,763	7,812	5,618
Selling, general and administrative	6,545	4,186	12,910	8,326
Total operating expenses	10,496	6,949	20,722	13,944
Loss from operations	(9,083)	(5,528)	(18,509)	(11,906)

Interest income	9	—	12	1
Interest expense	(1,344)	(1,620)	(2,667)	(3,193)
Other income (expense), net	204	83	534	84
Loss before provision for income taxes	(10,214)	(7,065)	(20,630)	(15,014)
Provision for income taxes	6	13	7	35
Net loss and comprehensive loss	(10,220)	(7,078)	(20,637)	(15,049)
Adjustment to net loss resulting from convertible preferred stock modification	—	—	(2,384)	—
Net loss and comprehensive loss attributable to common stockholders	$(10,220)	$(7,078)	$(23,021)	$(15,049)

Net loss attributable to common stockholders per share, basic and diluted	$(0.83)	$(29.25)	$(2.23)	$(62.19)

Weighted average common shares used to compute net loss per share, basic and diluted	12,240	242	10,317	242

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Loss from operations	$(9,083)	$(5,528)	$(18,509)	$(11,906)
Add: Stock-based compensation	1,248	129	2,480	317
Add: Depreciation and amortization	322	381	639	787
Adjusted EBITDA	$(7,513)	$(5,018)	$(15,390)	$(10,802)